Exhibit 99.1

STR Holdings Secures New $150 Million Credit Facility

ENFIELD, CONNECTICUT — October 10, 2011 — STR Holdings, Inc. (NYSE: STRI) today announced that it has obtained a four year, $150 million credit facility.  Bank of America, N.A. will act as administrative agent for the multi-bank facility.

The new facility provides the Company with greater flexibility with regard to certain payments that were limited or prohibited under the Company’s prior credit agreement.  The interest rate for LIBOR-based loans will range from LIBOR plus 2.0% to 2.5% depending upon the Company’s consolidated leverage ratio.  The Company can increase the commitments by up to $50 million, subject to the satisfaction of certain conditions, and does not intend to initially draw down on the credit facility.

“The proceeds from the recent sale of our Quality Assurance business, along with existing cash, enabled us to repay our long-term debt and retire our credit facility. Those transactions, combined with the closing of this new credit facility at a much lower interest rate, have significantly strengthened STR’s balance sheet and liquidity profile.  These actions provide us with increased financial flexibility to continue our profitable growth strategy in the solar industry,” said Barry A. Morris, Executive Vice President and Chief Financial Officer of STR Holdings, Inc.

About STR Holdings, Inc.

STR is one of the world’s leading providers of high-quality, superior performance encapsulants for the photovoltaic (PV) module industry, serving more than 80 manufacturers worldwide. The Company pioneered the solar encapsulant market more than 30 years ago with the invention of the first EVA encapsulant. Today, it continues to innovate through its extensive R&D program, which has led to the introduction of new technologies. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strholdings.com.

Safe Harbor Statement

This press release and any oral statement made in respect of the information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based upon assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. The Company undertakes no obligation to publicly update any forward-looking statements contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

ICR, LLC

Gary Dvorchak, CFA

Senior Vice President

Investor Relations Consultant

(310) 954-1123

Gary.Dvorchak@icrinc.com

or

STR Holdings, Inc.

Joseph C. Radziewicz

Controller and Principal Accounting Officer

(860) 758-7325

Joseph.Radziewicz@strholdings.com